Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS FISCAL 2023 RESULTS

Havertown, Pennsylvania, July 25, 2023 – AMREP Corporation (NYSE:AXR) today reported net income of $21,790,000, or $4.11 per diluted share, for its 2023 fiscal year ended April 30, 2023 compared to net income of $15,862,000, or $2.21 per diluted share, for the same period of the prior year. Revenues were $48,676,000 for fiscal 2023 and $58,926,000 for fiscal 2022.

AMREP’s results for 2023 included a non-cash income tax benefit of $14,149,000 primarily due to a worthless stock deduction related to its former fulfillment services business and a non-cash pre-tax pension settlement general and administrative expense of $7,597,000 due to (a) its defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees and (b) the transfer of nearly all remaining pension benefit liabilities to an insurance company through an annuity purchase. Results for 2022 included revenue of $7,107,000 from the sale to one purchaser of 1,196 acres of undeveloped land near Rio Rancho in Sandoval County, New Mexico and $8,439,000 from the sale of buildings in Albuquerque, New Mexico and Palm Coast, Florida.

More information about the Company’s financial performance in 2023 and 2022 may be found in AMREP Corporation’s financial statements on Form 10-K which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2023	2022
Revenues	$48,676,000	$58,926,000

Net income	$21,790,000	$15,862,000

Income per share – basic	$4.13	$2.21
Income per share – diluted	$4.11	$2.21

Weighted average number of common shares outstanding – basic	5,282,000	7,170,000
Weighted average number of common shares outstanding – diluted	5,307,000	7,193,000